As filed with the Securities and Exchange Commission on August 11, 2016.

Registration No. 333-150321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Address of principal executive offices) (Zip Code)

F.N.B. Corporation/Omega Financial Corporation Plans:

2004 Stock Option Plan for Non-Employee Directors

1994 Stock Option Plan for Non-Employee Directors

Employee Stock Purchase Plan

1996 Employee Stock Option Plan

Sun Bancorp 1998 Employee Stock Purchase Plan

Sun Bancorp 1998 Stock Incentive Plan

(Full Titles of the Plans)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Name and address of agent for service)

(800) 555-5455

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-150321) (the “Registration Statement”) filed by F.N.B. Corporation (the “Corporation”) on April 18, 2008 with respect to 794,131 shares of the common stock of the Corporation, par value $0.01 per share (collectively, the “Shares”), which were issuable by the Corporation pursuant to the following stock compensation plans: 2004 Stock Option Plan for Non-Employee Directors, 1994 Stock Option Plan for Non-Employee Directors, Employee Stock Purchase Plan, 1996 Employee Stock Option Plan, Sun Bancorp 1998 Employee Stock Purchase Plan and Sun Bancorp 1998 Stock Incentive Plan (collectively, the “Plans”). The Corporation has terminated its offering of the Shares, of which 776,162 Shares remain unsold.

In accordance with the undertakings contained in the Registration Statements, the Corporation hereby files this post-effective amendment to remove from registration the securities that had been registered for issuance pursuant to the Registration Statement and that remain unsold at the termination of their offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on August 11, 2016.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer